UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 18, 2018

GENERAL MOTORS COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34960	27-0756180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan		48265-3000
(Address of principal executive offices)		(Zip Code)

(313) 667-1500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

See Item 2.03, below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 18, 2018, General Motors Company (“GM”) entered into a Third Amended and Restated 3-Year Revolving Credit Agreement, a Third Amended and Restated 5-Year Revolving Credit Agreement, and a 364-Day Revolving Credit Agreement, each with JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and the lenders named therein (collectively, the “Facilities”). The Facilities consist of a three-year, $4.0 billion facility (the “Three-Year Facility”), a five-year, $10.5 billion facility (the “Five-Year Facility”), and a 364-day, $2.0 billion facility (the “364-Day Facility”). The Three-Year Facility and the Five-Year Facility amend and restate the $14.5 billion revolving credit facilities executed in May 2016. The Facilities are unsecured, provide additional liquidity, and mature on April 18, 2021, April 18, 2023 and April 17, 2019, respectively.

The Facilities are available to GM as well as certain other wholly-owned subsidiaries, including General Motors Financial Company, Inc. (“GM Financial”). The Three-Year Facility allows for borrowing in U.S. Dollars and other currencies and includes a letter of credit sub-facility of $1.1 billion. The Five-Year Facility allows for borrowing in U.S. Dollars and other currencies. The 364-day Facility allows for borrowing in U.S. Dollars only. GM has allocated the 364-day Facility for exclusive use by GM Financial. As a result, the total available credit under the Facilities to GM’s automotive segments remains unchanged at $14.5 billion.

GM has guaranteed the obligations of subsidiary borrowers under the Facilities. If GM fails to maintain an investment grade corporate rating from at least two of the following credit rating agencies: Fitch Ratings, Moody’s Investor Service and Standard & Poor’s, GM will also be required to provide guarantees from certain domestic subsidiaries under the terms of the Facilities.

Interest rates on obligations under the Facilities are based on prevailing annual interest rates for Eurodollar loans or an alternative base rate, both subject to an applicable margin. This applicable margin will be based upon the credit rating assigned to the Facilities or to senior, unsecured, long-term indebtedness of GM.

The Facilities contain representations, warranties and covenants that are typical for these types of facilities. These covenants include restrictions on mergers or sales of assets and secured debt borrowings, subject to exceptions and limitations. The Facilities also require us to maintain at least $4.0 billion in global liquidity and at least $2.0 billion in U.S. liquidity.

Some of the lenders under the Facilities and their affiliates have various relationships with GM and its subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services, and foreign exchange and other derivative arrangements.

The foregoing description does not constitute a complete summary of the Facilities and is qualified by reference in its entirety to the full text of the Facilities filed herewith.

Item 9.01 Financial Statements and Exhibits

EXHIBITS

Exhibit	Description

Exhibit 10.1	Third Amended and Restated 3-Year Revolving Credit Agreement, dated as of April 18, 2018, among General Motors Company, General Motors Financial Company, Inc., GM Global Treasury Centre, General Motors do Brasil Ltda., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent.†

Exhibit 10.2	Third Amended and Restated 5-Year Revolving Credit Agreement, dated as of April 18, 2018, among General Motors Company, General Motors Financial Company, Inc., GM Global Treasury Centre, General Motors do Brasil Ltda., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent.†

Exhibit 10.3	364-Day Revolving Credit Agreement, dated as of April 18, 2018, among General Motors Company, General Motors Financial Company, Inc., GM Global Treasury Centre, the subsidiary borrowers from time to time parties thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent.†

†	Portions of these exhibits have been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and submitted separately to the United States Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)

/s/ Rick E. Hansen
Date: April 19, 2018	By:	Rick E. Hansen
Assistant General Counsel & Corporate Secretary